                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                        Under the Securities Act of 1934


                                 NCO Group, Inc.
                                ----------------
                                (Name of Issuer)

                           Common Stock, no par value
                          ----------------------------
                         (Title of Class of Securities)

                                    628858102
                                   -----------
                                 (CUSIP Number)






The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 4 Pages
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---------------------------                   ---------------------------------
CUSIP NO.     628858102             13G               Page 2 of 4 Pages
          -------------
---------------------------                   ---------------------------------

-------------------------------------------------------------------------------
   1       NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON

           Charles C. Piola, Jr.
--------------------------------------------------------------------------------
   2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a)  [ ]
                                                                      (b)  [ ]
           Not Applicable.
--------------------------------------------------------------------------------
   3       SEC USE ONLY


--------------------------------------------------------------------------------
   4       CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------------------------------------------------------------------
                             5      SOLE VOTING POWER

                                    1,238,573

                        --------------------------------------------------------
       NUMBER OF             6      SHARED VOTING POWER
        SHARES
     BENEFICIALLY                   -0-
       OWNED BY
         EACH           --------------------------------------------------------
       REPORTING             7      SOLE DISPOSITIVE POWER
        PERSON
         WITH                       1,238,573

                        --------------------------------------------------------
                             8      SHARED DISPOSITIVE POWER

                                    -0-

--------------------------------------------------------------------------------

   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,238,573
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES*      See Item 4                                          [X]

--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.3% (See Item 4)
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

                      * SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 4 Pages
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Item 1(a)       Name of Issuer:
                ---------------
                NCO Group, Inc. (the "Corporation")

Item 1(b)       Address of Issuer's Principal Executive Offices:
                ------------------------------------------------
                515 Pennsylvania Avenue
                Fort Washington, PA 19034

Item 2(a)       Name of Person Filing:
                ----------------------
                Charles C. Piola, Jr.

Item 2(b)       Address of Principal Business Office:
                -------------------------------------
                NCO Group, Inc.
                515 Pennsylvania Avenue
                Fort Washington, PA 19034

Item 2(c)       Citizenship:
                ------------
                United States

Item 2(d)       Title of Class of Securities:
                -----------------------------
                Common stock, no par value

Item 2(e)       CUSIP Number:  628858102
                -------------
Item 3          Not Applicable

Item 4          Ownership:
                ----------
                      (a) Amount Beneficially Owned: 1,238,573(1)
                      (b) Percent of Class: 9.3%(2)
                      (c) Number of Shares as to which such person has

                            (i)    sole power to vote/direct the vote: 1,238,573
                            (ii)   shared power to vote/direct the vote: -0-
                            (iii)  sole power to dispose/direct the disposition
                                    of: 1,238,573
                            (iv)   shared power to dispose/direct the
                                    disposition of: -0-


-----------------------------
   (1) Excludes 179,160 shares held in trust for the benefit of Mr. Piola's children, as to which Mr. Piola disclaims beneficial ownership.

   (2) Based on 13,291,727 shares outstanding as of 12/31/97.


                               Page 3 of 4 Pages
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Item 5          Ownership of Five Percent or Less of a Class:

                Not Applicable.

Item 6          Ownership of More Than Five Percent on Behalf of Another Person:

                Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                Not Applicable.

Item 8          Identification and Classification of Members of the Group:

                Not Applicable.

Item 9          Notice of Dissolution of Group:

                Not Applicable.

Item 10         Certification

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature:      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: 2/13/98                       /s/ Charles C. Piola
     ---------------------          ------------------------------------------
                                        Charles C. Piola, Jr.



                               Page 4 of 4 Pages